EX-99.26(g) vii. 2 SWISS RE – MM MODIFIED COINSURANCE AGREEMENT

THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK ENCLOSED WITHIN BRACKETS [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

SWISS RE LIFE & HEALTH AMERICA INC.

Dated as of December 29, 2016

ACTIVE 9-27-2017 615pm

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

1.1	Definitions	1

	ARTICLE II

	BASIS OF MODIFIED COINSURANCE AND BUSINESS COINSURED

2.1	Modified Coinsurance	12
2.2	Separate Accounts	12
2.3	Reinstatement of Reinsured Policies	13
2.4	Follow the Fortunes	13
2.5	Non-Guaranteed Elements	13
2.6	Ultimate Authority	14

	ARTICLE III

	MODCO ACCOUNTS

3.1	Modco Accounts	14
3.2	Reinsurance Payable	14

	ARTICLE IV

	REINSURANCE PREMIUM AND CEDING COMMISSION

4.1	Consideration	14
4.2	Initial Ceding Commission	15
4.3	Ongoing Liabilities of the Cedant	15
4.4	Ongoing Liabilities of the Reinsurer	15
4.5	Withholding Taxes	15
4.6	Policy Loans	15

	ARTICLE V

	EXPENSE ALLOWANCE

5.1	Expense Allowance	15

i

	ARTICLE VI

	ACCOUNTING, SETTLEMENT AND REPORTING

6.1	Net Settlement Statement	16
6.2	Settlement Payments; Delayed Payments	16
6.3	Post-Closing NLG Adjustment	17
6.4	Disputes in Respect of Net Settlement Amounts	17
6.5	RBC Reports	18
6.6	Other Reports	19
6.7	Offset and Recoupment Rights	20
6.8	No Setoff Against Other Agreements	20

	ARTICLE VII

	ADMINISTRATION; CLAIMS

7.1	Service Standards	20
7.2	Delegation	20
7.3	Claims	21
7.4	No Program of Internal Replacement	21
7.5	Books and Records Access	21
7.6	Management of Dividends	22

	ARTICLE VIII

	DAC TAX

8.1	Treasury Regulation Section 1.848-2 (g) (8) Election	22

	ARTICLE IX

	OVERSIGHTS; COOPERATION; REGULATORY MATTERS

9.1	Oversights	23
9.2	Cooperation	23
9.3	Regulatory Matters	23

	ARTICLE X

	INSOLVENCY

10.1	Insolvency of Cedant	24
10.2	Insolvency of Reinsurer	24

	ARTICLE XI

	DURATION AND TERMINATION

11.1	Duration	24
11.2	Survival	25
11.3	Recapture	25
11.4	Notice of Recapture Triggering Event	25
11.5	Termination by Reinsurer	25

	ARTICLE XII

	TERMINAL ACCOUNTING AND SETTLEMENT

12.1	Terminal Accounting	26
12.2	Proposed Recapture Payment Statement	26
12.3	Changes to Proposed Recapture Payment Statement	26
12.4	Payment of Recapture Payment	29

	ARTICLE XIII

	MISCELLANEOUS

13.1	Notices	29
13.2	Entire Agreement	31
13.3	Waivers and Amendment	31
13.4	Successors and Assigns	32
13.5	Construction; Interpretation	32
13.6	Governing Law and Jurisdiction	32
13.7	Waiver of Jury Trial	33
13.8	No Third Party Beneficiaries	33
13.9	Counterparts	33
13.10	Severability	34
13.11	Specific Performance	34
13.12	Incontestability	34
13.13	Waiver of Duty of Utmost Good Faith	34
13.14	Expenses	35
13.15	Treatment of Confidential Information	35

LIST OF SCHEDULES

Schedule 1.1(a)(i)	Cedant Net Settlement Dispute Representatives
Schedule 1.1 (a)(ii)	Reinsurer Net Settlement Dispute Representatives
Schedule 1.1 (b)	Non-NY Products
Schedule 1.1 (c)	NY Products
Schedule 1.1 (d)	Terms of Current Third Party Reinsurance Contracts

Schedule 1.1 (e)	Separate Accounts
Schedule 1.1(f)	General Account Modco Account Investment Guidelines
Schedule 2.5	Non-Guaranteed Elements Guidelines
Appendix I	Crediting Rates (General Account Only)
Schedule 5.1	Expense Allowance
Schedule 6.1(a)	Reserve Interest Rate Adjustment Formula
Schedule 6.1(c)	Net Settlement Statement
Schedule 6.6(a)	Reinsurer’s Reports
Schedule 6.6(b)	Cedant’s Reports
Appendix II	Recapture Payment Calculation Formula

MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)

This MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS) (this “Agreement”), is made and entered into as of December 29, 2016, by and between Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of Massachusetts (the “Cedant”), and Swiss Re Life & Health America Inc., a life insurance company organized under the laws of Missouri (the “Reinsurer”).

WITNESSETH

WHEREAS, the Cedant, C.M. Life Insurance Company, a life insurance company organized under the laws of Connecticut (“CM Life”), MML Bay State Life Insurance Company, a life insurance company organized under the laws of Connecticut (“Bay State”), and the Reinsurer have entered into that certain Master Transaction Agreement, dated as of October 20, 2016 (the “Master Agreement”), pursuant to which the Cedant, CM Life and Bay State have agreed to cede and transfer to the Reinsurer, and the Reinsurer has agreed to reinsure, assume and acquire from the Cedant, CM Life and Bay State, respectively, the liabilities associated with the Business (as defined in the Master Agreement) as described therein; and

WHEREAS, as contemplated by the Master Agreement, the Cedant wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, (1) the Non-NY Reinsured Liabilities (all capitalized terms used in these recitals and not otherwise defined having the respective meanings assigned to them in Section 1.1 hereto), and (2) the NY Reinsured Liabilities, in each case, in the Reinsurer’s Quota Share specified for each of the Non-NY Reinsured Liabilities and NY Reinsured Liabilities in the definition thereof, in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Account Value” means, with respect to any Reinsured Policy, as of any date of determination, the sum of net premiums and interest credited or, with respect to Separate Accounts, the investment return thereon, less premium expense charges (if applicable), cost of insurance (COI) charges, monthly deductions and any partial withdrawals, as calculated by the Cedant as of such date of determination in accordance with the terms of such Reinsured Policy.

“A/E” has the meaning set forth in Schedule 2.5.

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Master Agreement.

“Applicable Law” means any federal, state or local law, statute, ordinance, rule or regulation or principle of common law or equity imposed by or on behalf of a Governmental Authority applicable to the Person, place and situation in question.

“AXIS Models” has the meaning set forth in the Master Agreement.

“Bay State” has the meaning set forth in the recitals of this Agreement.

“Benefit Payments and Policyholder Disbursements” means all liabilities of the Cedant incurred under or arising out of the Reinsured Policies, including, without duplication, all (a) death benefits, (b) endowment benefits, (c) policy loans, (d) withdrawals of cash value, (e) cash surrender values and (f) policyholder dividends (it being understood that policyholder dividends shall only be included to the extent the Reinsurer is liable for such amounts in accordance with the provisions set forth in Schedule 2.5), to the extent incurred at or after the Effective Time, including, as applicable, with respect to each of the foregoing items (a) through (f), all interest thereon and all unclaimed property liabilities in connection therewith (including all unclaimed property liabilities in connection with the depletion of account values through the application of a non-forfeiture or similar policy option).

“Books and Records” has the meaning set forth in the Master Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Springfield, Massachusetts, New York, New York or the State of Missouri are required or authorized by law to be closed.

“Cedant” has the meaning set forth in the preamble of this Agreement.

“Cedant Extra Contractual Obligations” means all Extra-Contractual Obligations (including, for the avoidance of doubt, all Extra Contractual Obligations that arise from any alleged or actual act, error or omission by the Cedant or any of its Affiliates, or any service providers or producers engaged or compensated by the Cedant or any of its Affiliates or other agent of the Cedant or any of its Affiliates (whether or not intentional, in bad faith or otherwise)), relating to (a) the administration, form, Tax treatment, marketing, production, underwriting, sale, cancellation or issuance of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Reinsured Policies or (c) the failure to pay, or the delay in payment, of benefits, disbursements, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies) other than Reinsurer Extra-Contractual Obligations. For avoidance of doubt, each of the parties acknowledges and agrees that the Cedant’s responsibility for Cedant Extra-Contractual Obligations hereunder has no effect whatsoever on the Cedant’s rights and defenses in respect of such Cedant Extra-Contractual Obligations in relation to third parties.

“Cedant Indemnified Parties” has the meaning set forth in Section 2.5(c).

“Ceded Premiums” means all premiums (including policy fees), considerations, deposits and other similar amounts actually received by the Cedant in respect of the Reinsured Policies, net of the amount deemed payable in respect of Current Third Party Reinsurance Premiums.

“Change of Control” means the occurrence of any of the following events with respect to the Reinsurer: (a) a Person other than an Affiliate of the Reinsurer wholly owned, either directly or indirectly, by Swiss Re Ltd (determined for such purposes immediately prior to such acquisition) acquires beneficial ownership of more than fifty percent (50%) of the voting securities of the Reinsurer (or its applicable successor) then issued and outstanding; (b) the consummation of a merger, amalgamation, consolidation, winding up, binding share exchange or other business combination of the Reinsurer into or with another Person other than an Affiliate of the Reinsurer wholly owned, either directly or indirectly, by Swiss Re Ltd (determined for such purposes immediately prior to such transaction) in which the stockholders of the Reinsurer immediately prior to the consummation of such transaction own less than fifty percent (50%) of the voting securities of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned, either directly or indirectly, by the parent of such Person) (or its applicable successor) immediately following the consummation of such transaction; or (c) the consummation of the sale, transfer, lease or other disposition of all or substantially all of the assets of the Reinsurer to an entity other than an Affiliate of the Reinsurer wholly owned, either directly or indirectly, by Swiss Re Ltd (determined for such purposes at the time of such sale, transfer, lease or other disposition).

“Closing” has the meaning set forth in the Master Agreement.

“Closing Date” means December 29, 2016.

“CM Life” has the meaning set forth in the recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined VL Reinsured Policies” has the meaning set forth in Schedule 2.5.

“Company Action Level RBC” means, at any date of determination, the company action level risk-based capital of the Reinsurer (a) determined in accordance with the Applicable Law of the state of domicile of the Reinsurer and (b) calculated using the risk-based capital factors and formulae prescribed by the NAIC.

“Confidential Information” has the meaning set forth in the Master Agreement.

“Confidentiality Agreement” has the meaning set forth in the Master Agreement.

“CPI” means the Consumer Price Index – All Urban Consumers (Current Series) (U.S. All Items), as published by the United States Department of Labor Bureau of Labor Statistics.

“Cure Acknowledgement” has the meaning set forth in Section 6.5(d).

“Cure Event” has the meaning set forth in Section 6.5(d).

“Cure Notice” has the meaning set forth in Section 6.5(d).

“Current Third Party Reinsurance Contracts” means the reinsurance contracts, agreements, treaties or arrangements whereby the Cedant has ceded to unaffiliated reinsurers risks arising under or relating to the Reinsured Policies, the terms of which shall be deemed for all purposes of this Agreement to be as set forth on Schedule 1.1(d) hereto; provided, however, that “Current Third Party Reinsurance Contracts” shall not include this Agreement. For the sake of greater clarity, all such Current Third Party Reinsurance Contracts shall be deemed to continue in place without regard to any modifications of the terms thereof, or any terminations or recaptures thereto, for purposes of this Agreement.

“Current Third Party Reinsurance Premiums” means all premiums (including policy fees), considerations, deposits and other similar amounts owed to unaffiliated reinsurers in connection with Current Third Party Reinsurance Contracts as set forth on Schedule 1.1(d) hereto.

“Dispute Notice” has the meaning set forth in Section 12.3(a).

“Effective Time” means 11:59:59 p.m. Eastern Standard Time on December 31, 2016.

“Eligible Assets” means cash and any investments that meet the requirements of the General Account Modco Account Investment Guidelines.

“Estimated MM VL Modco Settlement Statement” has the meaning set forth in the Master Agreement.

“Ex-Gratia Payment” means any payment with respect to any Reinsured Policies that the Cedant is not legally obligated to make pursuant to a reasonable interpretation of the terms of such Reinsured Policies; provided, however, that payments made by the Cedant with respect to any Reinsured Policies consistent with the service standards set forth in Section 7.1 shall not constitute Ex-Gratia Payments hereunder.

“Expense Allowance” has the meaning set forth in Section 5.1.

“Extra Contractual Obligations” means all liabilities or obligations and any other related expenses (including attorneys’ fees), other than those insured under the express terms and within the limits of the Reinsured Policies, whether to policyholders, Governmental Authorities or any other Person, arising out of or relating to the Reinsured Policies, including for (a) consequential, exemplary, punitive, compensatory, special, treble, tort, bad faith, statutory or regulatory damages (or fines, penalties, Taxes, interest, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra contractual damages or liability relating to the Reinsured Policies, and (b) any Ex-Gratia Payments.

“Final MM VL Modco Settlement Statement” has the meaning set forth in the Master Agreement.

“Final Recapture Payment Statement” has the meaning set forth in Section 12.3(k).

“[*]” means [*].

“General Account Assets” means, collectively, the Non-NY General Account Assets and the NY General Account Assets.

“General Account Liabilities” means, collectively, the Non-NY General Account Liabilities and the NY General Account Liabilities.

“General Account Modco Account” has the meaning set forth in Section 3.1(a).

“General Account Modco Account Investment Guidelines” means those certain guidelines set forth on Schedule 1.1(f).

“Governmental Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous, including any Tax Authority.

“Independent Actuary” means a jointly selected senior actuary who is a qualified Fellow of the Society of Actuaries (FSA) at Milliman, Inc. or, if such Person is unwilling or unable to serve, a jointly selected senior actuary who is a qualified Fellow of the Society of Actuaries (FSA) at a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties and is otherwise independent and impartial; provided, however, that if the parties are unable to select such senior actuary within twenty (20) Business Days of being notified that such Person is unwilling or unable to serve, either party may request AIDA Reinsurance and Insurance Arbitration Society – US to appoint within ten (10) Business Days from the date of such request or as soon as practicable thereafter, a senior actuary at a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, who is a qualified Fellow of the Society of Actuaries (FSA) and who is independent and impartial, to serve as the Independent Actuary.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority: (a) such Person commences a voluntary case concerning itself under any insolvency laws, makes a proposal or makes notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such

Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person; (c) a receiver, trustee, interim receiver, receiver and manager, or liquidator is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person suffers any appointment of any receiver, trustee, interim receiver, receiver and manager, custodian or the like for it or any substantial part of its property, which appointment continues undischarged or unstayed for a period of thirty (30) calendar days; (g) such Person makes a general assignment for the benefit of creditors; (h) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (i) such Person shall call a meeting of its creditors with a view of arranging a composition or adjustment of its debts; (j) such Person fails at any time to meet its legal minimum solvency margin, any other statutory solvency ratios applicable to it under any regulatory regime applicable to such Person, or any other solvency margins or ratios that a regulator or other Governmental Authority having jurisdiction over such Person mandatorily requires such Person to meet in the ordinary course of such Person’s business; (k) such Person, by any act or failure to act, consents to, approves of or acquiesces in any of the foregoing; or (l) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (k).

“Loss Expenses” means all allocated costs and expenses incurred in connection with the investigation, appraisal, settlement, litigation, defense or appeal of any claim or loss that arises in respect of a Reinsured Policy.

“Master Agreement” has the meaning set forth in the recitals of this Agreement.

“MM Coinsurance Agreement (UL Business)” means that certain coinsurance agreement between the Cedant and the Reinsurer dated as of the date hereof.

“Modco Accounts” has the meaning set forth in Section 3.1(a).

“Monthly Accounting Period” means each calendar-month period ending after the Effective Time and prior to the termination of this Agreement; provided, that (a) the initial Monthly Accounting Period shall commence at the Effective Time and (b) the final Monthly Accounting Period shall commence with the first calendar day of the applicable calendar month and end at the end of the Termination Date.

“MRA” has the meaning set forth in Section 6.1(a).

“NAIC” means the National Association of Insurance Commissioners or any successor organization.

“Net Settlement Amount” has the meaning set forth in Section 6.1(b).

“Net Settlement Dispute Representatives” means the Representatives of the Cedant set forth on Schedule 1.1(a)(i) and the Representatives of the Reinsurer set forth on Schedule 1.1(a)(ii), as such Schedules may be amended from time to by mutual agreement of the parties.

“Net Settlement Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Net Settlement Statement” has the meaning set forth in Section 6.1(c).

“Non-Guaranteed Elements” means, with respect to the Reinsured Policies, policy elements that are subject to change or that are within the discretion of the Cedant, including cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates, variable paid-up amounts and policyholder dividends.

“Non-NY General Account Assets” means the Eligible Assets supporting the Non-NY General Account Liabilities, and including outstanding policy loans.

“Non-NY General Account Liabilities” means, with respect to the Non-NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, and (b) Reinsurer Extra Contractual Obligations, in each case, with respect to each of the foregoing items (a) and (b), net of liabilities ceded under Current Third Party Reinsurance Contracts; provided, however, that “Non-NY General Account Liabilities” shall in no event include any Non-NY Separate Accounts Liabilities. For the avoidance of doubt, Non-NY General Account Liabilities shall exclude Cedant Extra-Contractual Obligations.

“Non-NY Reinsured Liabilities” means, collectively, the Non-NY General Account Liabilities and the Non-NY Separate Accounts Liabilities.

“Non-NY Reinsured Policies” means the variable life insurance Policies written or issued by the Cedant prior to the Effective Time or written or issued by the Cedant after the Effective Time upon an increase in face amount, in each case, that correspond to a product listed on Schedule 1.1(b) hereto, including all supplements, endorsements and cover notes thereto, all amendments and extensions thereof and all ancillary agreements entered into in connection therewith, in each case, that become effective as of any time; provided, however, “Non-NY Reinsured Policies” shall not include (a) the NY Reinsured Policies, (b) any riders or (c) any Policies written or issued by the Cedant after the Effective Time upon conversion of a Non-NY Reinsured Policy.

“Non-NY Separate Accounts Assets” means the assets held in the Separate Accounts supporting the Non-NY Separate Account Liabilities.

“Non-NY Separate Accounts Liabilities” means, for the Separate Accounts, with respect to the Non-NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, (b) Reinsurer Extra Contractual Obligations and (c) all liabilities, obligations, costs and expenses relating to the Non-NY Separate Account Assets, in each case, with respect to each of the foregoing items (a) through (c), net of liabilities ceded under Current Third Party Reinsurance Contracts; provided, however, that “Non-NY Separate Accounts Liabilities” shall in no event include any Non-NY General Account Liabilities. For the avoidance of doubt, Non-NY Separate Accounts Liabilities shall exclude Cedant Extra-Contractual Obligations.

“NY General Account Assets” means the Eligible Assets supporting the NY General Account Liabilities, and including outstanding policy loans.

“NY General Account Liabilities” means, with respect to the NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, and (b) Reinsurer Extra Contractual Obligations, in each case, with respect to each of the foregoing items (a) and (b), net of liabilities ceded under Current Third Party Reinsurance Contracts; provided, however, that “NY General Account Liabilities” shall in no event include any NY Separate Accounts Liabilities. For the avoidance of doubt, NY General Account Liabilities shall exclude Cedant Extra-Contractual Obligations.

“NY Reinsured Liabilities” means, collectively, the NY General Account Liabilities and the NY Separate Accounts Liabilities.

“NY Reinsured Policies” means the variable life insurance Policies written, issued or delivered in New York by the Cedant prior to the Effective Time or written, issued or delivered in New York by the Cedant after the Effective Time upon an increase in face amount, in each case, that correspond to a product listed on Schedule 1.1(c) hereto, including all supplements, endorsements and cover notes thereto, all amendments and extensions thereof and all ancillary agreements entered into in connection therewith, in each case, that become effective as of any time; provided, however, “NY Reinsured Policies” shall not include (a) any riders, or (b) any Policies written, issued or delivered in New York by the Cedant after the Effective Time upon conversion of a NY Reinsured Policy.

“NY Separate Accounts Assets” means the assets held in the Separate Accounts supporting the NY Separate Account Liabilities.

“NY Separate Accounts Liabilities” means, for the Separate Accounts, with respect to the NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, (b) Reinsurer Extra Contractual Obligations and (c) all liabilities, obligations, costs and expenses relating to the NY Separate Account Assets, in each case, with respect to each of the foregoing items (a) through (c), net of liabilities ceded under Current Third Party Reinsurance Contracts; provided, however, that “NY Separate Accounts Liabilities” shall in no event include any NY General Account Liabilities. For the avoidance of doubt, NY Separate Accounts Liabilities shall exclude Cedant Extra-Contractual Obligations.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Policy” means any policy, contract, binder, slip or other agreement of insurance.

“Premium Taxes” means all premium Taxes assessed in respect of the Reinsured Policies by any Governmental Authority (including franchise Taxes to the extent measured by premium).

“Program of Internal Replacement” has the meaning set forth in Section 7.4.

“Proposed Recapture Payment Statement” has the meaning set forth in Section 12.2.

“RBC Ratio” means the percentage equal to (a) the quotient of the Total Adjusted Capital of the Reinsurer, divided by the Company Action Level RBC, multiplied by (b) 100.

“RBC Ratio Bump-Up Event” means one or more of the following: (a) a Change of Control of the Reinsurer, or (b) [*].

“RBC Reporting Deadline” means the date that is either: (a) seventy-five (75) calendar days after the end of each calendar year, or (b) sixty (60) calendar days after the end of each calendar quarter other than any calendar quarter ending on December 31.

“Recapture Date” has the meaning set forth in Section 11.3(b).

“Recapture Notice” has the meaning set forth in Section 11.3(a).

“Recapture Payment” ” means the payment due to the Cedant in respect of the recapture of the Reinsured Liabilities pursuant to Article XII or upon the occurrence of a Reinsurer Termination pursuant to Section 11.5, as set forth on the Final Recapture Payment Statement.

“Recapture Payment Interest Rate” means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Recapture Payment Statement” means, as applicable, the Proposed Recapture Payment Statement or the Final Recapture Payment Statement.

“Recapture Payment Statement Arbitrator” has the meaning set forth in Section 12.3(d).

“Recapture Payment Statement Dispute” has the meaning set forth in Section 12.3(d).

“Recapture Triggering Event” means the occurrence of any one or more of the following:

(a)        an Insolvency Event of the Reinsurer;

(b)        the Reinsurer’s RBC Ratio as of any calendar quarter-end is below one hundred twenty-five percent percent (125%) and the Reinsurer has not cured such shortfall, as outlined in Section 6.5 hereto, within thirty (30) calendar days after the applicable RBC Reporting Deadline; provided, however, that the Reinsurer’s RBC Ratio for purposes of this clause (b) shall increase to two hundred percent (200%) after the occurrence of an RBC Ratio Bump-Up Event; or

(c)        there has been a material breach by the Reinsurer of its obligations under this Agreement to pay any amounts due that is not being reasonably contested by the Reinsurer, and such breach has not been cured within thirty (30) calendar days after the Reinsurer receives written notice thereof from the Cedant.

“Recoverables” has the meaning set forth in Section 4.3.

“Reinsurance Payable” has the meaning set forth in Section 3.2.

“Reinsurance Recoverables” means all amounts receivable by the Cedant under the Current Third Party Reinsurance Contracts to the extent relating to the Reinsured Policies pursuant to the terms and conditions of such Current Third Party Reinsurance Contracts as set forth on Schedule 1.1(d) hereof, in each case, whether or not collected.

“Reinsured Liabilities” means, collectively, the Non-NY Reinsured Liabilities and the NY Reinsured Liabilities.

“Reinsured Policies” means, collectively, the Non-NY Reinsured Policies and the NY Reinsured Policies. For the avoidance of doubt, Reinsured Policies shall include any reinstatements in accordance with Section 2.3.

“Reinsurer” has the meaning set forth in the preamble of this Agreement.

“Reinsurer’s Quota Share” means (a) one hundred percent (100%) with respect to the Non-NY Reinsured Liabilities and all amounts otherwise related to the Non-NY Reinsured Policies, and (b) ninety percent (90%) with respect to the NY Reinsured Liabilities and all amounts otherwise related to the NY Reinsured Policies.

“Reinsurer Extra Contractual Obligations” means all Extra Contractual Obligations that arise from any alleged or actual act, error or omission (whether or not intentional, in bad faith or otherwise) (a) by the Reinsurer or any of its Affiliates or Representatives, (b) taken after consultation with and non-objection by the Reinsurer in accordance with the provisions of Section 7.3 or (c) taken at the recommendation of the Reinsurer in accordance with the provisions of Section 2.5(c).

“Reinsurer Termination” has the meaning set forth in Section 11.5.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors and other representatives.

“Review Period” has the meaning set forth in Section 12.3(a).

“SAP” means the statutory accounting practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in the jurisdiction of domicile of the Cedant.

“Separate Accounts” means the separate accounts of the Cedant identified in Schedule 1.1(e) hereto.

“Separate Accounts Assets” means, collectively, the Non-NY Separate Accounts Assets and the NY Separate Accounts Assets.

“Separate Accounts Liabilities” means, collectively, the Non-NY Separate Accounts Liabilities and the NY Separate Accounts Liabilities.

“Separate Accounts Modco Account” has the meaning set forth in Section 3.1(a).

“Settlement Date” has the meaning set forth in Section 6.2(b).

“[*]” means [*].

“[*]” means [*].

“[*]” means [*].

“Statutory Reserves” means, as required by SAP or Applicable Law of the jurisdiction of domicile of the Cedant, as of any date of determination, (a) the reserves (including benefit reserves and claim reserves), funds and provisions for losses in respect of (i) claims (including incurred but not reported claims and claims in the course of settlement), (ii) premiums (including unearned premium or premium deposit fund liabilities), (iii) benefits, (iv) costs and (v) expenses (including Taxes), in each case, in respect of the Reinsured Liabilities, and (b) all other reserves, funds and provisions for losses in respect of Reinsured Liabilities arising out of or in connection with the Reinsured Policies, in each case, with respect to the preceding clauses (a) and (b), as calculated by the Cedant as of such date of determination; provided, however, that “Statutory Reserves” shall not include any such reserves, funds or provisions for losses to the extent (A) ceded pursuant to a Current Third Party Reinsurance Contract, (B) in respect of any Cedant Extra Contractual Obligations or (C) incurred prior to the Effective Time.

“Subject Claim” has the meaning set forth in Section 7.3.

“Tax” or “Taxes” means any and all federal, state, provincial, foreign or local income, gross receipts, premium, escheat, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.

“Tax Return” means any return, report, declaration, claim for refund or other return or statement, including any schedule or attachment thereto, and any amendment thereof, required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax.

“Termination Date” has the meaning set forth in Section 11.1.

“Total Adjusted Capital” means, with respect to any insurance company, its total adjusted capital as calculated in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in such insurance company’s state of domicile.

ARTICLE II

BASIS OF MODIFIED COINSURANCE AND BUSINESS COINSURED

2.1        Modified Coinsurance. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Cedant hereby cedes on a modified coinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and reinsure on a modified coinsurance basis, (a) the Non-NY Reinsured Liabilities, and (b) the NY Reinsured Liabilities, in each case, in the Reinsurer’s Quota Share specified for each of the Non-NY Reinsured Liabilities and NY Reinsured Liabilities in the definition thereof; provided, that, any Reinsured Liabilities incurred prior to the Effective Time shall be excluded from the reinsurance hereunder, including losses in respect of incurred but not reported (IBNR) claims and claims in the course of settlement (ICOS). For the avoidance of doubt, for purposes of the reinsurance provided under this Agreement, (i) Current Third Party Reinsurance Contracts shall be deemed to continue in place throughout the term of this Agreement on the terms set forth in Schedule 1.1(d) hereof, without regard to any modifications or amendments of the terms thereof, or termination or recapture with respect thereto, and (ii) the Reinsurer shall not participate in the risks associated with any future rate actions or increases, or non-performance of, any Current Third Party Reinsurance Contracts. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance effected under this Agreement is terminated as provided herein.

2.2        Separate Accounts.

    (a)        For each applicable Reinsured Policy, the amount to be invested in a Separate Account in accordance with the terms of such Reinsured Policy shall be held by the Cedant in the applicable Separate Account, and all premiums with respect to such Reinsured Policy shall be deposited in the applicable Separate Account to the extent required to be deposited therein by such Reinsured Policy. From and after the Effective Time, the Cedant shall retain control and own all Separate Accounts Assets and shall maintain Statutory Reserves in respect of the Separate Accounts Liabilities.

    (b)        For each applicable Reinsured Policy, the amount to be paid with respect to Separate Accounts Liabilities shall be paid out of the applicable Separate Account to the extent required by such Reinsured Policy. For purposes hereof, the Reinsured Liabilities attributable to the Reinsured Policies shall be apportioned between the General Account Liabilities and the Separate Accounts Liabilities in a manner consistent with the terms and conditions of the applicable Reinsured Policies.

2.3        Reinstatement of Reinsured Policies. Upon the reinstatement of any terminated, lapsed or reduced Reinsured Policy or any Policy that would have constituted a Reinsured Policy on and as of the Effective Time except that such Policy was reduced, terminated or lapsed as of the Effective Time, which reinstatement is in accordance with the terms and conditions of such Reinsured Policy or, in the event of the lapse of any Reinsured Policy, in accordance with the service standards set forth in Section 7.1, the Reinsurer shall (a) reinsure the Reinsured Liabilities arising out of or relating to such reinstated Reinsured Policy on the modified coinsurance basis set forth in Section 2.1, and (b) be entitled to receive Recoverables relating to such reinstated Reinsured Policy in accordance with Section 4.3.

2.4        Follow the Fortunes. The Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Cedant under the Reinsured Policies and the Reinsured Liabilities, and the Reinsurer’s liability under this Agreement shall, except as otherwise set forth in this Agreement, be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to the Cedant without any deductions for brokerage, and to the same modifications, alterations and cancellations, as the respective Reinsured Policies and Reinsured Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of the Cedant under the Reinsured Policies, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Reinsured Policies entered into by or on behalf of Cedant.

2.5        Non-Guaranteed Elements.

    (a)        The Cedant shall establish all Non-Guaranteed Elements with respect to the Reinsured Policies; provided, however, that the Reinsurer may make recommendations to the Cedant as to the setting of such Non-Guaranteed Elements.

    (b)        The Cedant agrees that the Non-Guaranteed Elements shall be established by it in accordance with the procedures set forth on Schedule 2.5. To the extent that any amounts are payable to the Reinsurer from the Cedant pursuant to the provisions outlined on Schedule 2.5, such amounts shall be included in the Net Settlement Statement related to the next Monthly Accounting Period; provided, however, that the Net Settlement Interest Rate shall not be applied to any such amounts.

    (c)        If the Cedant complies with a recommendation of the Reinsurer with respect to Non-Guaranteed Elements (either initiated or alternative), the Reinsurer shall, as applicable, indemnify, defend and hold harmless the Cedant, its Affiliates and their respective Representatives (collectively, the “Cedant Indemnified Parties”) against, and reimburse any Cedant Indemnified Party for, all Extra-Contractual Obligations that such Cedant Indemnified Party may at any time suffer or incur, or become subject to as a result thereof or in connection therewith. For the avoidance of doubt, any liabilities of the Cedant related to compliance by the Cedant with a recommendation of the Reinsurer with respect to Non-Guaranteed Elements (either initiated or alternative) that do not constitute Extra-Contractual Obligations shall be covered as Reinsured Liabilities hereunder.

2.6        Ultimate Authority. Notwithstanding, and without limitation of, any other provision of this Agreement, the Cedant shall retain the ultimate authority to make all final decisions with respect to the administration of the Reinsured Policies and the Current Third Party Reinsurance Contracts.

ARTICLE III

MODCO ACCOUNTS

3.1        Modco Accounts. From and after the Effective Time, the Cedant shall establish and maintain on its books and records (i) a notional account clearly designated as a segregated account into which shall be allocated, in the aggregate, all General Account Assets (the “General Account Modco Account”), and (ii) a notional account clearly designated as a segregated account into which shall be allocated, in the aggregate, all Separate Accounts Assets (the “Separate Accounts Modco Account” and, together with the General Account Modco Account, the “Modco Accounts”). The Cedant shall own and control all General Account Assets and Separate Accounts Assets in the Modco Accounts. Investment income, capital gains and losses earned or accrued on the assets held in each of the Modco Accounts shall be credited to such Modco Account. With the exception of policy loans, each asset allocated by the Cedant to the General Account Modco Account shall be an Eligible Asset and, to the extent any asset allocated thereto ceases to be an Eligible Asset, the Cedant shall promptly replace such asset with an Eligible Asset.

    (b)        The Reinsurer shall have no legal or equitable interest in the Modco Accounts, any assets held therein or any other assets of the Cedant arising solely by virtue of the reinsurance provided pursuant to this Agreement (it being understood that the Reinsurer has an interest that the Separate Accounts be maintained for the benefit of Separate Accounts policyholders), nor shall the Reinsurer have any interest in the investment results of the General Account Assets or the Separate Account Assets other than in the crediting or charging of the Modco Accounts therewith in accordance with Schedule 6.1(b).

3.2        Reinsurance Payable. The Cedant shall establish an account payable on its statutory books equal to the aggregate Statutory Reserves as calculated by the Cedant pursuant to Section 6.1 (the “Reinsurance Payable”). The Reinsurer shall set up a corresponding account receivable on its statutory books equal to the Reinsurance Payable.

ARTICLE IV

REINSURANCE PREMIUM AND CEDING COMMISSION

4.1        Consideration. As consideration for the reinsurance provided hereunder, on the Closing Date, in accordance with the Estimated MM VL Modco Settlement Statement, and any adjustment in accordance with Sections 2.5 and 2.6 of the Master Agreement, the Cedant shall allocate (a) the General Account Assets to the General Account Modco Account, and (b) the Separate Accounts Assets to the Separate Accounts Modco Account.

4.2        Initial Ceding Commission. As consideration for the cession of the Reinsured Liabilities, the Cedant shall be entitled to a ceding commission, which amount shall be determined and settled in accordance with Section 2.4(e)(iii) of the Master Agreement, as adjusted pursuant to Sections 2.5 and 2.6 of the Master Agreement.

4.3        Ongoing Liabilities of the Cedant. As additional consideration for the reinsurance provided hereunder, and subject to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement, the Reinsurer shall be entitled to, in accordance with the settlement procedures set forth in Article VI, the Reinsurer’s Quota Share of (a) all Ceded Premiums in respect of the Reinsured Policies, and (b) any and all other collections and recoveries relating to the Reinsured Liabilities, in each case, to the extent actually received by the Cedant after the Effective Time (collectively, the “Recoverables”). For the avoidance of doubt, Recoverables shall exclude any and all Reinsurance Recoverables. The Recoverables to which the Reinsurer is entitled pursuant to this Section 4.3 shall be provided through adjustments to the Modco Accounts in accordance with Section 6.1.

4.4        Ongoing Liabilities of the Reinsurer. From and after the Effective Time, the Reinsurer shall indemnify the Cedant, in accordance with the settlement procedures set forth in Article VI, for all Reinsured Liabilities actually paid by the Cedant. The Reinsurer’s indemnification obligations pursuant to this Section 4.4 shall be satisfied through adjustments to the Modco Accounts in accordance with Section 6.1.

4.5        Withholding Taxes. In the event that either party is required by law to withhold taxes from an amount payable under this Agreement, the payment of such amount shall be net of such withholdings and such withheld amount shall be treated as paid to the Person in respect of whom such withholding was made. Each party shall inform the other in the event it believes that withholding is due, and the parties shall reasonably cooperate to reduce or eliminate such withholding. The parties acknowledge and agree that no such withholding is required as of the date hereof. Each party shall provide the other with copies of any relevant Tax forms required to reduce withholdings, and shall update such forms as necessary.

4.6        Policy Loans. For the avoidance of doubt, the Cedant and the Reinsurer acknowledge and agree that the Reinsurer’s Quota Share of policy loans in respect of the Reinsured Policies shall be credited to the Modco Accounts and interest thereon shall be accounted for in accordance with Schedule 6.1(c).

ARTICLE V

EXPENSE ALLOWANCE

5.1        Expense Allowance. From and after the Effective Time, the Cedant shall be entitled to an expense allowance (the “Expense Allowance”), which Expense Allowance shall be applied to the Cedant pursuant to Section 6.2 and calculated in accordance with the formula set forth on Schedule 5.1.

ARTICLE VI

ACCOUNTING, SETTLEMENT AND REPORTING

6.1        Net Settlement Statement.

    (a)        The Cedant shall compute a modco reserve adjustment (the “MRA”) in respect of the General Account Liabilities with respect to each Monthly Accounting Period. The MRA shall take into account any change in the Statutory Reserves that occurred during the applicable Monthly Accounting Period. The reserve interest rate adjustment formula that shall be used in the calculation of the MRA is set forth in Schedule 6.1(a).

    (b)        A valuation adjustment of the Modco Accounts (the “Net Settlement Amount”), which takes into account investment income in respect of the General Account Assets minus the change in Statutory Reserves in respect of the General Account Liabilities plus a net transfer in respect of the Separate Accounts (consisting of cash flows and charges to and from the Separate Accounts), shall be computed by the Cedant in accordance with the provisions of Schedule 6.1(c) with respect to each Monthly Accounting Period.

    (c)        Within fifteen (15) calendar days after the end of each Monthly Accounting Period, the Cedant shall deliver to the Reinsurer a statement in the form of, and containing for such Monthly Accounting Period the information reflected in, Schedule 6.1(c) (the “Net Settlement Statement”), which shall include the MRA and the Net Settlement Amount.

6.2        Settlement Payments; Delayed Payments.

    (a)        If the Net Settlement Amount as shown on the Net Settlement Statement for the applicable Monthly Accounting Period indicates a payment to the Reinsurer, then the Cedant shall, concurrently with its delivery of the Net Settlement Statement, make such payment to the Reinsurer by wire transfer of immediately available funds to an account designated in writing by the Reinsurer for such purposes. If the Net Settlement Amount as shown on the Net Settlement Statement for the applicable Monthly Accounting Period indicates a payment to the Cedant, then the Reinsurer shall make such payment to the Cedant by wire transfer of immediately available funds to an account designated in writing by the Cedant for such purposes.

    (b)        Any payment, withdrawal, transfer or crediting of amounts required to be made by the Reinsurer under Section 6.2(a) with respect to any Monthly Accounting Period shall be made within fifteen (15) Business Days following the date of the delivery of the applicable Net Settlement Statement (any such date, the “Settlement Date”). For the avoidance of doubt, in no event shall an obligation of the Cedant or the Reinsurer to make a payment be postponed or delayed as a result of any pending or threatened dispute in respect thereof pursuant to Section 6.4.

    (c)        Payment of any settlement amounts due under this Section 6.2 shall be made together with simple interest on such amounts at a rate per annum equal to the Net Settlement Interest Rate, computed based on a 365-day year, based on the following formula:

6.3        Post-Closing NLG Adjustment. In the event of any post-closing adjustment to the Final MM VL Modco Settlement Statement in accordance with Section 2.6 of the Master Agreement (Post-Closing NLG Adjustment), the amount of the General Account Modco Account shall be adjusted as of the date of such Final MM VL Modco Settlement Statement in accordance therewith; provided, however, that such adjustment shall not be considered in the calculation of the MRA for purposes of the Net Settlement Statement for the related Monthly Accounting Period.

6.4        Disputes in Respect of Net Settlement Amounts.

    (a)        If the Reinsurer has any objection to any item or items in a Net Settlement Statement, the Reinsurer shall deliver to the Cedant written notice thereof, together with reasonable supporting detail concerning its objection, within thirty (30) calendar days after its receipt of such report. The Reinsurer hereby acknowledges and agrees that, other than with respect to delays, errors or omissions as set forth in Section 9.1, its ability to object to the Net Settlement Statement in accordance with this Section 6.4 is the Reinsurer’s sole and exclusive remedy in connection with any disagreement or dispute relating to the Net Settlement Statement. If a notice of objection in respect of a Net Settlement Statement is provided by the Reinsurer to the Cedant, the Net Settlement Dispute Representatives of each of the Cedant and the Reinsurer shall attempt in good faith to resolve any such objections between themselves. If an objection is so resolved between the Cedant and the Reinsurer, the applicable Net Settlement Statement shall be amended as agreed in writing between the parties. If such Net Settlement Dispute Representatives are unable to resolve any such objections within ten (10) Business Days, such objections shall be referred to the senior management of each of the Cedant and the Reinsurer for resolution.

    (b)        If the Cedant and the Reinsurer are unable to reach resolution on such Net Settlement Statement pursuant to Section 6.4(a) within twenty (20) Business Days after receipt by the Cedant of the Reinsurer’s notice of objection thereto, either party may submit the dispute to an Independent Actuary. The parties shall instruct the Independent Actuary to limit its review to matters objected to by the Reinsurer and not resolved by written agreement of the parties, and the decision of such Independent Actuary with respect to any such dispute shall be final and binding on the parties and incorporated into the applicable Net Settlement Statement; provided, however, that the Cedant or the Reinsurer may request that the Independent Actuary correct any clerical, typographical or computational errors in its decision within three (3) Business Days of the delivery of such decision to such party.

    (c)        One-half of all fees, costs and expenses of retaining an Independent Actuary shall be borne by the Cedant and one-half of such fees, costs and expenses shall be borne by the Reinsurer.

    (d)        Any payment, transfer, crediting of amounts or withdrawal necessary to adjust an amount paid pursuant to Section 6.2 to account for the resolution of a dispute pursuant to this Section 6.4 shall be made by the applicable party within five (5) Business Days of the resolution of such dispute pursuant to pursuant to this Section 6.4 by wire transfer of immediately available funds to an account or accounts designated in writing by the party entitled to receive such payment.

6.5        RBC Reports.

    (a)        At each RBC Reporting Deadline that corresponds to a calendar year end, the Reinsurer shall provide to the Cedant the RBC Ratio of the Reinsurer as of the last calendar day of such calendar year. At each RBC Reporting Deadline that corresponds to a calendar quarter end other than a calendar quarter ending on December 31, the Reinsurer shall provide to the Cedant a good faith estimate of the RBC Ratio of the Reinsurer as of the last calendar day of such calendar quarter; provided, that when the RBC Ratio is not based on data contained in an annual financial statement of the Reinsurer, “premium” (as defined in the instructions for preparing the RBC Ratio as promulgated by the NAIC) for such year-to-date period shall be reasonably estimated and annualized wherever required in such calculation. If such calculation of the RBC Ratio of the Reinsurer would result in a Recapture Triggering Event if not cured by the Reinsurer within thirty (30) calendar days after the applicable RBC Reporting Deadline, and such shortfall in the RBC Ratio is actually cured by the Reinsurer (including, without limitation, by means of an assignment to an Affiliate of the Reinsurer effected in accordance with Section 6.5(b)) on or prior to such date, then the Reinsurer shall provide to the Cedant (i) a description of the manner in which such shortfall was cured and (ii) an updated calculation of the RBC Ratio of the Reinsurer (or its valid assignee) to reflect the estimated impact of such cure.

    (b)        In the event the RBC Ratio of the Reinsurer would result in a Recapture Triggering Event based on clause (b) of the definition of Recapture Triggering Event absent a cure, the Reinsurer may request in writing that the Cedant consent to the assignment of this Agreement by the Reinsurer (including all of its rights, liabilities and obligations hereunder) to an Affiliate of the Reinsurer (such consent by the Cedant to be provided or not in its sole discretion).

    (c)        During the term of this Agreement, regardless of whether the Reinsurer is required by Applicable Law to calculate its RBC Ratio, it shall calculate its RBC Ratio in accordance with the factors and formulae prescribed by the applicable Governmental Authority applicable to a standalone life insurance company domiciled in the Reinsurer’s jurisdiction of domicile as if the RBC Ratio calculation were still in effect with respect to the Reinsurer. In the event of the elimination by Applicable Law of the requirement for the Reinsurer to calculate risk based capital, or a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components and methodologies contained in the calculation of the RBC Ratio (including material changes to the calculation of Total Adjusted Capital), the Parties shall amend this Agreement to incorporate an alternative calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change. If the parties are unable to agree on such an alternative calculation, the matter shall be submitted to an

Independent Actuary to determine the appropriate alternative calculation and the parties shall be bound by the determination of such Independent Actuary with respect thereto; provided, however, that if an Independent Actuary is unable to make such determination within thirty (30) calendar days after submission of such matter to the Independent Actuary, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred.

    (d)        If a Recapture Triggering Event has occurred and is solely due to the Reinsurer’s RBC Ratio being less than [*] percent ([*]%), and, following such Recapture Triggering Event, the Reinsurer has an RBC Ratio above [*] percent ([*]%) for two consecutive calendar quarters as of the date that is fifteen (15) calendar days after the applicable RBC Reporting Deadline, then the Reinsurer may deliver to the Cedant a notice of such cure (the “Cure Notice”), which shall (i) certify that the Reinsurer’s RBC Ratio is above [*] percent ([*]%), and (ii) provide documentation that reasonably supports such certification. In the event that the Cedant is reasonably satisfied upon receipt of the Cure Notice that the relevant Recapture Triggering Event is not continuing as of the date thereof, within five (5) Business Days of its receipt of such Cure Notice the Cedant shall deliver to the Reinsurer written notice of the Cedant’s acknowledgment and agreement to such Cure Notice (a “Cure Acknowledgment”) (such delivery of a Cure Acknowledgment by the Cedant shall not be unreasonably withheld, conditioned or delayed). The delivery of a Cure Acknowledgment to the Reinsurer shall constitute a “Cure Event” for purposes of this Agreement. Immediately following the occurrence of a Cure Event and until the occurrence of a subsequent Recapture Triggering Event, the Reinsurer and the Cedant hereby agree to apply the terms and conditions of this Agreement as if the applicable Recapture Triggering Event that has been cured pursuant to the Cure Event did not occur. For the avoidance of doubt, (i) the occurrence of a Cure Event with respect to a Recapture Triggering Event based on the Reinsurer’s RBC Ratio pursuant to this Section 6.5(d) shall not cure any other Recapture Triggering Event, and (ii) until the receipt of a Cure Acknowledgment in respect of a Recapture Triggering Event, such Recapture Triggering Event shall remain in effect for all purposes of this Agreement and the Cedant shall have the right to recapture the Reinsured Liabilities in accordance with the terms of this Agreement.

    (e)        The Reinsurer shall upon request provide to the Cedant its annual and quarterly statutory financial statements and a copy of its annual audited statutory financial statements along with the audit report thereon.

6.6        Other Reports. The Cedant shall provide to the Reinsurer the information and reports set forth on Schedule 6.6(a) at the times and with the frequency set forth thereon, and the Reinsurer shall provide to the Cedant the information and reports set forth on Schedule 6.6(b) at the times and with the frequency set forth thereon. In addition to the information and reports set forth on Schedule 6.6(a) and Schedule 6.6(b), each of the Cedant and the Reinsurer shall provide to the other party (a) any other information that such other party may reasonably request as required to meet such other party’s quarterly or annual reporting obligations under Applicable Law, and (b) such other information relating to the Reinsured Policies as may be reasonably requested from time to time, provided, in the case of clause (b), that the Cedant and the Reinsurer mutually agree to the content of and timing of providing such information, each acting reasonably; provided, however, that, the Cedant or the Reinsurer, as applicable, may decline to provide any such information requested pursuant to clause (b) to the extent it would place an undue administrative burden on such party.

6.7        Offset and Recoupment Rights. Any undisputed debits or credits incurred on and after the Effective Time in favor of or against either the Cedant or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and, to the extent permitted under Applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 6.7 shall apply, to the fullest extent permitted by Applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Cedant or the Reinsurer.

6.8        No Setoff Against Other Agreements. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and agrees that it shall have no right hereunder or pursuant to Applicable Law to offset any amounts due or owing (or to become due or owing) following the Effective Time to the other party under this Agreement against any amounts due or owing by such other party or any of its Affiliates under any other agreement (including the Master Agreement), contract or understanding.

ARTICLE VII

ADMINISTRATION; CLAIMS

7.1        Service Standards. From and after the Closing Date, the Cedant shall be responsible for the administration of the Reinsured Policies (including, without limitation, billing and collection, maintenance of Tax status (including with respect to Sections 7702, 7702A and 817 of the Code), communications with policyholders, determination of separate account investment options available to policyholders and claims management services). Such administration shall be performed in accordance with the following standards: (a) in a professional and timely manner, in good faith and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, in conformance with applicable industry standards in administering life insurance policies and in accordance with the respective terms of the Reinsured Policies, (b) using policies and procedures, and the same service levels, generally employed by the Cedant to administer its other similar businesses, including those policies and procedures relating to completeness, diligence, accuracy, quality, timeliness, frequency, volume, amount, priority, care, responsiveness and detail, as such policies and procedures may be reasonably amended by the Cedant from time to time and (c) in accordance with Applicable Law, including the maintenance by the Cedant of all permits from Governmental Authorities necessary to perform the administration contemplated by this Section 7.1.

7.2        Delegation. The Cedant may, at its option, subcontract any of its obligations under Section 7.1 to any Affiliate or any licensed third party administrator which the Cedant has decided to utilize in the administration of portions of its retained business. The Cedant shall provide written notice to the Reinsurer of such delegation as soon as practicable. In any event, no such delegation shall release the Cedant from responsibility to the Reinsurer under this Agreement with respect to the administration of the Reinsured Policies and the Cedant shall remain responsible for all obligations under Section 7.1 as if administration of the Reinsured Policies were provided by the Cedant.

7.3        Claims. The Cedant shall promptly notify the Reinsurer of the Cedant’s intention to contest, compromise or litigate any claim, action, arbitration or other legal proceeding that has been made or instituted arising out of or otherwise relating to the Reinsured Policies or Reinsured Liabilities (each, a “Subject Claim”), and promptly furnish to the Reinsurer copies of all non-privileged material documentation in connection therewith. If, within ten (10) Business Days following receipt of such notice, the Reinsurer notifies the Cedant in writing of its objection to the contest, compromise or litigation of such Subject Claim, the Reinsurer shall promptly pay the Cedant the Reinsurer’s Quota Share of the full amount of the Subject Claim. Upon making such payment, the Reinsurer shall have no further liability with respect to such Subject Claim and shall not share in any reduction in the amount of the Cedant’s liability for such Subject Claim. If the Reinsurer notifies the Cedant in such ten (10) Business Day period that the Reinsurer agrees with Cedant’s intention with respect to such Subject Claim, or the Reinsurer fails to respond to the Cedant’s notice of such Subject Claim, the Reinsurer shall pay the Cedant the Reinsurer’s Quota Share of Loss Expenses associated with such Subject Claim in accordance with the terms of this Agreement.

7.4        No Program of Internal Replacement. The Cedant shall not, and shall cause its Affiliates not to, directly or indirectly or through a third party, solicit policyholders of the Reinsured Policies in connection with any Program of Internal Replacement; provided, however, any such solicitation required by Applicable Law or at the direction of any Governmental Authority shall not be prohibited by this Section 7.4. For purposes of this Section 7.4, the term “Program of Internal Replacement” shall mean any program sponsored by the Cedant or any of its Affiliates that is offered to a class of policyholders and through which a policy is exchanged for, or otherwise canceled and replaced with, a policy that is not a Reinsured Policy hereunder; provided, however, the actions and recommendations of the agents and brokers of the Cedant and its Affiliates, regardless of the effects thereof on the Reinsured Policies, shall not constitute a Program of Internal Replacement.

7.5        Books and Records Access.

    (a)        Each of the Cedant and the Reinsurer shall maintain its respective books and records relating to the Reinsured Policies. During the term of this Agreement, upon ten (10) Business Days’ prior written notice from the Reinsurer or its Representatives, from time to time (but no more frequently than once per calendar year unless the Cedant is in material breach of this Agreement), the Cedant shall provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Books and Records under the control of the Cedant or its Affiliates pertaining to the Reinsured Policies, provided that such access shall not unreasonably interfere with the conduct of the business or operations of the Cedant or its Affiliates and takes place for a reasonable number of days.

    (b)        Nothing herein shall require the Cedant to disclose any information to the Reinsurer or its Representatives (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such the Cedant’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with Applicable Law (in each case, it being understood that the Cedant shall use commercially reasonable efforts to the extent practicable to redact information that satisfies any of the criteria described in clauses (i) through (iii) of this Section 7.5(b) in order to provide access to the Reinsurer to information that does not satisfy such criteria).

7.6        Management of Dividends. The Cedant shall manage any dividend determinations in respect of the Reinsured Policies in a manner substantially consistent with the management of dividend determinations in respect of its retained variable life insurance business.

ARTICLE VIII

DAC TAX

8.1        Treasury Regulation Section 1.848-2 (g) (8) Election. The Cedant and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2(g)(8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Code. This election shall be effective as of the Effective Time and for all subsequent taxable years for which this Agreement remains in effect.

    (a)        The term “party” shall refer to either the Cedant or the Reinsurer as appropriate.

    (b)        The terms used in this Section 8.1 are defined by reference to Treasury Regulation Section 1.848-2 as in effect December 1992.

    (c)        The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848(c) of the Code.

    (d)        Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

    (e)        The Cedant shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Cedant stating that the Cedant shall report such net consideration in its Tax return for the preceding calendar year.

    (f)        The parties shall act in good faith to reach an agreement as to the correct amount of net consideration. The Cedant shall provide supporting information reasonably requested by the Reinsurer. If the Cedant and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective Tax returns for the previous calendar year.

    (g)        The parties shall list this Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which this Agreement becomes effective, thereby specifying that the joint election herein has been made for this Agreement.

    (h)        The Cedant and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

ARTICLE IX

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

9.1        Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided, that such error or omission is rectified as soon as practicable after discovery, and provided, further, that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. Subject to the foregoing, if the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight, the parties shall cause such failure to be promptly rectified such that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred. Notwithstanding the foregoing, this Section 9.1 shall not apply to any initial settlement amounts transferred pursuant to Section 2.4 and the Master Agreement.

9.2        Cooperation. From and after the Effective Time, the Cedant and the Reinsurer shall cooperate with each other to (a) accomplish the objectives of this Agreement and (b) aid in the preparation of any regulatory filing or financial statement, in each case, by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by the Master Agreement, this Agreement or any other Ancillary Agreement.

9.3        Regulatory Matters. If the Cedant or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or at the direction of a Governmental Authority relating to or affecting the Reinsured Policies that would reasonably be expected to have an adverse effect on the other party, the Cedant or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties, at their own expense, shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE X

INSOLVENCY

10.1      Insolvency of Cedant.

    (a)        In the event of the insolvency of the Cedant, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Cedant under the Reinsured Policies reinsured hereunder without diminution because of the insolvency of the Cedant. In the event of insolvency and the appointment of a liquidator, receiver or statutory successor of the Cedant, such payments by the Reinsurer shall be made directly to the Cedant or its liquidator, receiver or statutory successor.

    (b)        It is agreed and understood, however, that in the event of the insolvency of the Cedant, the liquidator, receiver or statutory successor of the Cedant shall give written notice of the pendency of a claim against the Cedant in connection with a Reinsured Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Cedant or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Cedant as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Cedant solely as a result of the defense undertaken by the Reinsurer.

10.2      Insolvency of Reinsurer. In the event of the insolvency of the Reinsurer, all amounts due but not paid to the Reinsurer by the Cedant on such date under this Agreement, regardless of the date on which they became due, and all amounts which become due to the Reinsurer by the Cedant after that date under this Agreement may be retained by the Cedant and set off against the amounts due by the Reinsurer under this Agreement, whether they were due before the insolvency or became due after. The balance only, if any, shall be payable by the Cedant to the Reinsurer at the expiry of all liability under this Agreement.

ARTICLE XI

DURATION AND TERMINATION

11.1      Duration. This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) the Cedant’s liability with respect to all Reinsured Policies reinsured hereunder is terminated and the Cedant has received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) this Agreement is terminated by the mutual written consent of the Reinsurer and the Cedant or (c) the Recapture Date occurs, in the event that the Cedant has elected to recapture all of the Reinsured Liabilities under the Reinsured Policies in accordance with Section 11.3.

11.2      Survival. Notwithstanding the other provisions of this Article XI, the terms and conditions of this Section 11.2 and Sections 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.13, 13.14 and 13.15 shall remain in full force and effect after the termination of this Agreement.

11.3      Recapture.

    (a)        Following the occurrence of a Recapture Triggering Event (which for the avoidance of doubt means the occurrence of any one of the events included in the definition thereof after giving effect to any cure period specified therein or elsewhere in this Agreement), the Cedant shall have the unilateral right, exercisable in its sole discretion, to recapture all of the Reinsured Liabilities ceded hereunder by providing the Reinsurer with written notice of its intent to effect such recapture (the “Recapture Notice”). In no event shall the Cedant recapture, pursuant to this Section 11.3, any proportion of the Reinsured Liabilities that is less than all of the Reinsured Liabilities reinsured hereunder. Furthermore, for a period of fifteen (15) years after the Effective Time, the right to recapture pursuant to this Section 11.3 shall be available to the Cedant only to the extent the Cedant exercises its right to recapture all the reinsured liabilities under the MM Coinsurance Agreement (UL Business).

    (b)        Any recapture effectuated pursuant to Section 11.3(a) shall be effective as of the date provided for by the Cedant in the Recapture Notice, provided that such effective date is at least five (5) Business Days following the delivery of such Recapture Notice (the “Recapture Date”).

    (c)        The Cedant’s rights to recapture the Reinsured Liabilities are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law, and the failure to exercise any recapture rights shall not be deemed as a waiver or relinquishment by the Cedant of any of its other rights or remedies.

11.4      Notice of Recapture Triggering Event. In the event that the Reinsurer becomes aware at any time of an occurrence that would, if not cured within the applicable cure period, be reasonably likely to result in a Recapture Triggering Event, the Reinsurer shall so notify the Cedant as promptly as practicable. The Reinsurer shall cooperate fully with the Cedant and promptly respond to the Cedant’s reasonable inquiries from time to time concerning the determination of whether a Recapture Triggering Event has occurred.

11.5      Termination by Reinsurer. In the event of a material breach by the Cedant of its obligations under this Agreement to pay any amounts due hereunder, which payment obligations are not being reasonably contested by the Cedant, and such breach has not been cured within thirty (30) calendar days after the Cedant receives written notice thereof from the Reinsurer, the Reinsurer may terminate this Agreement by providing to the Cedant at least five (5) Business Days’ prior written notice thereof (a “Reinsurer Termination”). In the event of a Reinsurer Termination, the terminal accounting with respect thereto shall be as set forth in Article XII mutatis mutandis, with the effective date of termination deemed the Recapture Date.

ARTICLE XII

TERMINAL ACCOUNTING AND SETTLEMENT

12.1      Terminal Accounting. On the Recapture Date, all funds allocated to the Modco Accounts shall be released and no payment shall be due in respect thereof.

12.2      Proposed Recapture Payment Statement. Within forty-five (45) calendar days following the Recapture Date, the Cedant shall prepare and deliver to the Reinsurer a statement (the “Proposed Recapture Payment Statement”) setting forth a calculation of the Recapture Payment as of the Recapture Date.

12.3      Changes to Proposed Recapture Payment Statement.

    (a)        The Reinsurer may only object to a line item or items set forth on the Proposed Recapture Payment Statement on the basis of mathematical error or such Proposed Recapture Payment Statement not being determined in accordance with the requirements set forth in this Agreement and, if the Reinsurer has any such objections, it shall deliver a reasonably detailed written statement (the “Dispute Notice”) describing all such objections to the Cedant within ten (10) calendar days of the Reinsurer’s receipt of the Proposed Recapture Payment Statement (the “Review Period”). During the Review Period, the Cedant shall make available (upon reasonable written request to the Cedant and at reasonable times) to the Reinsurer and its Representatives the information, as well as access to appropriate personnel, books and records, used by the Cedant and its Affiliates and Representatives in the preparation of the Proposed Recapture Payment Statement or as the Reinsurer may otherwise reasonably request in connection with the Proposed Recapture Payment Statement.

    (b)        The Dispute Notice shall identify and set forth in reasonable detail the particular line item or items to which the Reinsurer is objecting and, to the extent reasonably practicable based upon the access and information that has been made available to the Reinsurer and the time afforded for the Reinsurer’s review, the specific dollar amount proposed by the Reinsurer for each such item or items. The Dispute Notice shall include (A) an explanation of the nature and rationale for each such objection in such detail as may be reasonably practicable based upon the access and information that has been made available to the Reinsurer and the time afforded for the Reinsurer’s review and (B) a narrative description of how the dollar amount proposed by the Reinsurer for each such item or items objected to was derived, together, in each case, with supporting documents and information that the Reinsurer has utilized in connection with making such determinations and calculations. Except with respect to any changes to other line items that may be required resulting from the resolution of any disputed line items included in the Dispute Notice, the Reinsurer shall be conclusively deemed to have accepted the Proposed Recapture Payment Statement except as and to the extent that the Reinsurer has objected to the determination of a particular line item or items in accordance with Section 12.3(a) and this Section 12.3(b) during the Review Period.

    (c)        Each of the Cedant and the Reinsurer shall, as applicable, reasonably cooperate to resolve any such objections between themselves in good faith. To the extent such objections are resolved in writing between the Cedant and the Reinsurer, the Proposed Recapture

Payment Statement shall become final, binding on and conclusive as to the Cedant and the Reinsurer. Any such adjustments that are agreed to in writing by the Cedant and the Reinsurer shall be incorporated into the Recapture Payment Statement.

    (d)        If, for any reason, the Cedant and the Reinsurer are unable to reach a final resolution of all of the Reinsurer’s objections raised in the Dispute Notice relating to the Proposed Recapture Payment Statement within ten (10) calendar days after the Cedant has received the Reinsurer’s Dispute Notice, such disputes shall be combined and either the Cedant or the Reinsurer may submit the remaining line items in dispute (including any changes to other line items resulting from the resolution of such disputed line items) (the “Recapture Payment Statement Dispute”) to an Independent Actuary (in such capacity, the “Recapture Payment Statement Arbitrator”).

    (e)        Within five (5) calendar days after the appointment of the Recapture Payment Statement Arbitrator, the Cedant shall provide the Recapture Payment Statement Arbitrator, and to the Reinsurer, a copy of the Recapture Payment Statement (as modified by any adjustments agreed to in writing by the parties), and the Cedant and the Reinsurer shall each prepare and deliver to the Recapture Payment Statement Arbitrator and each other a detailed written report of such line item or items remaining in dispute (including any changes to other line items resulting from the resolution of such disputed line items), which report shall set forth the specific dollar amount proposed by such party for each such item or items and an explanation of the basis and rationale for such party’s positions, along with any documentary materials supporting these positions that it may choose to provide. Within five (5) calendar days after the date of delivery of the written submissions referred to in the preceding sentence, either the Cedant or the Reinsurer may, if it so chooses, provide its written comments or responses on such written submission of the other party to the Recapture Payment Statement Arbitrator.

    (f)        The Recapture Payment Statement Arbitrator shall thereafter issue a written award finally resolving any remaining objections. The Cedant and the Reinsurer agree to enter into a customary engagement letter with the Recapture Payment Statement Arbitrator. The Recapture Payment Statement Arbitrator’s review and award shall be limited to matters properly objected to by the Reinsurer in its Dispute Notice in accordance with the requirements of Section 12.3(a) (and any changes to other line items resulting from the resolution of such disputed line items) and shall determine, on the basis of the standards set forth in Section 12.3(a), whether and to what extent (if any) the Recapture Payment Statement requires adjustment. The Recapture Payment Statement Arbitrator’s determination shall be based on presentations and written submissions by the parties to the Recapture Payment Statement Arbitrator and not by independent review. For the avoidance of doubt, the Recapture Payment Statement Arbitrator shall not review any line items or make any determination or grant any award with respect to any matter other than the line items that remain in dispute (or any other line items affected thereby); provided, however, that nothing herein shall be construed as to limit the ability of the Recapture Payment Statement Arbitrator to adjust other line items not specifically disputed in the Dispute Notice as may be necessary to give effect to such written award.

    (g)        The seat of arbitration shall be Boston, Massachusetts.

    (h)        The Cedant and the Reinsurer shall reasonably cooperate with the Recapture Payment Statement Arbitrator and shall provide, upon the request of the Recapture Payment Statement Arbitrator, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Recapture Payment Statement Arbitrator employees of the Cedant and its Affiliates and Representatives, on the one hand, and the Reinsurer and its Affiliates and Representatives, on the other hand, in each case, that have been involved in the preparation of the Recapture Payment Statement, Dispute Notice or underlying reports, as applicable; provided, however, that the independent accountants of the Cedant or the Reinsurer shall not be obligated to make any working papers available to the Recapture Payment Statement Arbitrator unless and until the Recapture Payment Statement Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Any such information and documentation provided by the Cedant or the Reinsurer to the Recapture Payment Statement Arbitrator shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of each of the Cedant and the Reinsurer shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. None of the parties shall disclose to the Recapture Payment Statement Arbitrator, and the Recapture Payment Statement Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by any of the parties with respect to any objection under this Section 12.3, unless otherwise agreed in writing by all of the parties.

    (i)        The Recapture Payment Statement Arbitrator’s written award shall include a reasonably detailed explanation of any required change to the Recapture Payment Statement. The Cedant and the Reinsurer shall use reasonable best efforts to cause the Recapture Payment Statement Arbitrator to provide its determination within forty-five (45) calendar days after his or her appointment, and otherwise as soon as practicable. The award of the Recapture Payment Statement Arbitrator shall be set forth in writing and shall be final, binding and conclusive upon the parties and may be entered and enforced as a final arbitral award in any court having jurisdiction; provided, however, that within two (2) Business Days after the transmittal of the Recapture Payment Statement Arbitrator’s award, any party may request in writing the correction of any clerical, typographical or computational errors in such award to the Recapture Payment Statement Arbitrator with such request solely limited to the corrections of such errors, with a copy thereof provided to the other party in accordance with Section 13.1. The other party shall have two (2) Business Days after such a request to respond to the Recapture Payment Statement Arbitrator in writing, with a copy thereof provided to the other party in accordance with Section 13.1. The Recapture Payment Statement Arbitrator shall make a determination with respect to such request, if no response was received during such two (2) Business Day period from the other party, within two (2) Business Days of such request or, if such a response was received during such period, within two (2) Business Days of its receipt of such a response.

    (j)        The Cedant, on the one hand, and the Reinsurer, on the other hand, shall each bear the respective fees and costs (including attorney’s fees and expenses) incurred by such party in connection with the matters set forth in this Section 12.3, except that the fees and disbursements of the Recapture Payment Statement Arbitrator shall be borne equally by the Reinsurer, on the one hand, and the Cedant, on the other hand.

    (k)        Within two (2) Business Days following the expiration of the Review Period or, if any line item or items in the Proposed Recapture Payment Statement have been properly objected to by the Reinsurer during such Review Period, following the resolution of such objections pursuant to this Section 12.3 (whether by written agreement of the parties or the determination of the Recapture Payment Statement Arbitrator), the Cedant shall prepare and deliver to the Reinsurer the Proposed Recapture Payment Statement as modified to reflect any revisions thereto made pursuant to this Section 12.3 (the “Final Recapture Payment Statement”).

12.4      Payment of Recapture Payment.

    (a)        If the Recapture Payment as set forth on the Final Recapture Payment Statement is a negative amount, the Reinsurer shall pay to the Cedant an amount equal to such amount.

    (b)        If the Recapture Payment as set forth on the Final Recapture Payment Statement is a positive amount, the Cedant shall pay to the Reinsurer an amount equal to such amount.

    (c)        Payment of any amounts due under this Section 12.4 by either party shall be made to the other party within five (5) Business Days of the date on which the Final Recapture Payment Statement is determined in accordance with Section 12.3.

    (d)        Payment of any amounts under this Section 12.4 shall be made together with simple interest on such amounts at a rate per annum equal to the Recapture Payment Interest Rate, computed based on a 365-day year, from and including the Recapture Date, to, but excluding, the date of payment. All amounts required to be transferred pursuant to this Section 12.4 shall be transferred in cash by wire transfer of immediately available funds.

    (e)        The Final Recapture Payment Statement shall be final and binding upon the parties for purposes of the payments, if any, contemplated by this Section 12.4.

ARTICLE XIII

MISCELLANEOUS

13.1      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day of transmission if sent via electronic mail to the email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission or (d) on the second (2nd) Business Day after delivery to an overnight courier (such as Federal Express)

or an overnight mail service (such as the Express Mail service) maintained by the United States Postal Service, to the party as follows:

To Cedant: Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention: [*]
Executive Vice President, Chief Financial
Officer & Chief Actuary
Fax: [*]
Email: [*]
Confirmation Telephone: [*]

With concurrent copies to (which shall not constitute notice):

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention: [*]
Executive Vice President & General Counsel
Email: [*]
Confirmation Telephone: [*]

and

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention: [*]
Vice President and Actuary
Email: [*]
Confirmation Telephone: [*]

and

[*]
Attention: [*]
[*]
Fax: [*]
Email: [*]
[*]

To Reinsurer: Swiss Re Life & Health America Inc.
175 King Street
Armonk, New York 10504
Attention: [*]
Fax: [*]
Email: [*]
Confirmation Telephone: [*]

With a concurrent copy to: (which shall not constitute notice):

Swiss Re Life & Health America Inc.
175 King Street
Armonk, New York 10504
Attention: [*]
Fax: [*]
Email: [*]
Confirmation Telephone: [*]

and

[*]
Attention: [*]
Fax: [*]
Email: [*];[*]

Any party may, by notice given in accordance with this Section 13.1 to the other party, designate another address or Person for receipt of notices hereunder.

13.2    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Master Agreement, the other Ancillary Agreements and the Confidentiality Agreement (subject to Section 5.11(d) of the Master Agreement), and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

13.3    Waivers and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by instrument in writing signed by each of the parties, or, in the case of a waiver, by the party or parties waiving compliance. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.4      Successors and Assigns. The rights and obligations of the parties under this Agreement shall not be subject to assignment without the prior written consent of each of the other parties, and any attempted assignment without the prior written consent of each of the other parties shall be invalid ab initio. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties.

13.5      Construction; Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings and table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (n) references to writing shall include any modes of reproducing words in any legible form and shall include email and facsimile; (o) each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance; (p) whenever the last calendar day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty; and (q) any reference to a “party” or the “parties” shall be to a party, or the parties, to this Agreement unless otherwise specified.

13.6      Governing Law and Jurisdiction.

    (a)        THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

    (b)        The parties hereby irrevocably submit to the jurisdiction of any federal court located in New York County in the State of New York, or, where any such court does not have jurisdiction, any court of the State of New York located in New York County in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any action, suit or proceeding, shall be heard and determined in such a state or federal court located in the City of New York, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. The parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof).

13.7      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

13.8      No Third Party Beneficiaries. This Agreement is an agreement for reinsurance solely between the Cedant and the Reinsurer and nothing in this Agreement is intended or shall be construed to give any Person, other than the parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.9      Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

13.10    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

13.11    Specific Performance. Each of the parties acknowledges and agrees that any of the other parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the parties agrees that any of the other parties shall be entitled to seek an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by any of the other parties and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the parties may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 13.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.11 are not available or otherwise are not granted and (b) nothing contained in this Section 13.11 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 13.11 before exercising any termination right under Article XI nor shall the commencement of any action pursuant to this Section 13.11 or anything contained in Section 13.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available then or thereafter.

13.12    Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

13.13    Waiver of Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, the Master Agreement and the other Ancillary Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement, the Master Agreement and the other Ancillary Agreements. Notwithstanding anything in this Agreement, the Master Agreement or the other Ancillary Agreements to the contrary, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties after the Closing.

13.14    Expenses. Except as otherwise provided herein, the parties shall each bear their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other Representatives.

13.15    Treatment of Confidential Information. Each of the Cedant and the Reinsurer agrees that the other party’s Confidential Information shall be governed in all respects by the Master Agreement.

(The remainder of this page is intentionally left blank.)

    IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

SWISS RE LIFE & HEALTH AMERICA INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – Coinsurance Agreement]

SCHEDULE 1.1(a)(i)

Cedant Net Settlement Dispute Representatives

1.	[*], Vice President & Actuary
2.	[*], Actuary
3.	[*], Vice President & Actuary
4.	[*], AVP & Actuary

[Signature Page – Coinsurance Agreement]

SCHEDULE 1.1(a)(ii)

Reinsurer Net Settlement Dispute Representatives

1.	[*], Vice President & Actuary
2.	[*], Senior Vice President
3.	[*], Senior Vice President & Actuary

[Signature Page – Coinsurance Agreement]

SCHEDULE 1.1(b)

Non-NY Products

1.	Policies listed in the file below, transferred October 17, 2016:

a.	3.7.1 201606 NT Inforce - MM VL funds.xlsx

2.	Less any VUL2 policies listed in the file below which were issued in New York as determined by the “ContState” field of the file, transferred October 18, 2016:

a.	3.7.7 201606 NT Inforce - MM VL NY.xlsx

[Signature Page – Coinsurance Agreement]

SCHEDULE 1.1(c)

NY Products

1.	VUL2 policies listed in the file below, which were issued in the state of New York as determined by the “ContState” field of the file, transferred October 18, 2016:

a.	3.7.7 201606 NT Inforce - MM VL NY.xlsx

[Signature Page – Coinsurance Agreement]

SCHEDULE 1.1(d)

Terms of Current Third Party Reinsurance Contracts

The following data shall be provided:

-	Seriatim YRT rates included in AXIS Models
-	Seriatim YRT rates in TAI which are deemed for this Agreement
-	Seriatim NAR in model as of 6/30/16

(to be contained in an attached excel file)

2.7.10 AXIS (CFT) and TAI Rates – single and survivorship (updated).xlsx

SCHEDULE 1.1(e)

Separate Accounts

●	Massachusetts Mutual Variable Life Separate Account I (VUL2)

SCHEDULE 1.1(f)

General Account Modco Account Investment Guidelines

This General Account Modco Account Investment Guidelines Schedule will be in effect at all times and will be monitored monthly. Any changes to this General Account Modco Account Investment Guidelines Schedule must be agreed upon in writing by the Cedant and the Reinsurer.

Objective

The Cedant shall allocate General Account Assets to the General Account Modco Account which comply with this General Account Modco Account Investment Guidelines Schedule.

Explicitly Permitted Assets

Investments will be comprised of U.S. dollar-denominated holdings restricted to:

A)

Cash (United States legal tender) including cash equivalents or short-term investments issued by the U.S. Government or its agencies including its Government Sponsored Enterprises (“GSEs”). This shall also include money market funds or bank sweep vehicles that invest solely in these instruments;

B)

U.S. Government bonds including securities issued by the U.S. Government, its agencies and GSEs. If any stripped or unstripped government bond is unrated, the corresponding long-term issuer rating will apply;

C)	Residential mortgage-related securities including U.S. Government agency, GSE-guaranteed mortgage pass-through securities;

D)

Corporate obligations including bonds, notes, debentures, cumulative capital securities, real estate investment trust (“REIT”) debt obligations, pass-through certificates, equipment trust certificates, and private placements including securities issued under rule 144A (all, collectively, “Corporate Debt”);

E)	Investment-grade municipal securities;

F)	Asset backed securities (“ABS”), commercial mortgage backed securities (“CMBS”) and residential mortgage backed securities (“RMBS”); and

G)	Other investments deemed suitable under these guidelines after written approval from the Reinsurer has been granted to the Cedant in writing or by electronic media.

Explicitly Prohibited Assets

The General Account Modco Account shall not invest or engage in the following:

•	Collateral may not consist of securities from issuers with the following ultimate parent company ID’s from Bloomberg:
o	Swiss Re AG – 25170192
o	Massachusetts Mutual Life Insurance - 143019
•	Derivatives
•	Securities lending or reverse repurchase agreements
•	Investments in any country identified by the Treasury Department as being part of an international boycott, which will by based on the OFAC list. The Cedant is responsible for reviewing compliance with changes in the OFAC list.
•	Non-investment-grade municipal securities
•	Commercial mortgage loans
•	Common stock, public equities (except investments resulting from conversion, restructure, or similar action), hedge funds, private equity, equity real estate
•	Catastrophe Bonds
•	Non-AAA Asset Backed Securities
•	Non-AAA Commercial Mortgage Backed Securities
•	Collateralized Debt Obligations
•	Private Emerging Markets (excluding 144a and Reg. S securities)
•	Private High Yield Corporates (excluding 144a and Reg. S securities)
•	Bank Loans
•	Leveraged Structured Notes (including inverse floaters)
•	Pooled investment vehicles

Credit Quality

Restrictions on aggregate General Account Modco Account exposure by quality are as follows:

Exposure:	Maximum:
“A-” and Above (“NAIC 1”)	100% of Exposure
“BBB+”, “BBB”, “BBB-” (“NAIC 2”) or lower	50% of Exposure
“BB+”through “B-“ (“NAIC 3” or “NAIC 4”) (May also be referenced as “High Yield”) Assets without ratings are included in this limit	15% of Exposure

Maximum exposures by credit quality will be based on NAIC rating or, equivalent credit rating.

Maximum exposure will be measured based on a hierarchy. At the time of writing of this document, a security’s effective rating is determined as follows:

•   If rated by all of Moody’s, S&P, and Fitch, the median rating will prevail.

•   If rated by only two rating agencies, the lower rating will prevail.

•   If rated by only one rating agency, that agency’s rating will be used.

•   If not rated by any agency, Cedant will obtain an NAIC rating or asset will be considered Unrated for ratings compliance.

Sector Limits

The table below outlines the permissible sector maximums for the General Account Modco Account based on the percentage of exposure on a fair market value basis. Investments in any assets not included in the Sector Allocation table below are prohibited. All holdings are to be U.S. Dollar denominated.

Sector Allocations	Permissible Maximum
Asset Backed Securities and Collateralized Loan Obligations	15%
Cash and Cash Equivalents	100%
CMBS	15%
Emerging Markets Debt (please refer to Annex A)	10%
High Yield Corporate Debt	15%
Private Investment Grade Corporate Debt (excluding Rule 144A securities)	30%
Investment Grade Corporate Debt	80%
Municipal Bonds (excluding Puerto Rico)	15%
Residential Mortgage-Backed Securities not issued by a U.S. Agency (GNMA, FNMA, FHLMC, FHA, FFCB and TENN)	20%
Residential Mortgage-Backed Securities issued by a U.S. Agency (GNMA, FNMA, FHLMC, FHA, FFCB and TENN)	25%
U.S. Agency Securities (excluding MBS issued by GNMA, FNMA, FHLMC, FHA, FFCB and TENN)	100%
U.S. Treasury Securities (including STRIPS/TIPS)	100%

Issuer Limits

Investments in the obligations of any single issuer, other than Governments or Government Agencies (which, for the purposes of this General Account Modco Account Investment Guidelines Schedule, shall only include U.S. Treasury, Resolution Trust Corporation (Refcorp) bonds and obligations issued by GNMA, FNMA, FHLMC, FHA, FFCB and TENN), shall not exceed 10% of the aggregate General Account Assets (excluding outstanding policy loans).

Industry Limits

No purchase shall cause more than 25% of the General Account Assets (excluding outstanding policy loans) to be invested in any major industry group category as categorized in the Barclay’s Class 3 industry definitions. No purchase shall cause more than 12.5% of the General Account Assets (excluding outstanding policy loans) to be invested in the Financial Institutions sector within Barclay’s industry definitions (Banking, Brokerage, Asset Managers, Exchanges, Finance Companies, Insurance, REITS and Other Financial).

Violation Resolution Process

Upon identification of a violation of this General Account Modco Account Investment Guidelines Schedule, the Cedant will determine if the violation is passive or active. A passive violation may result from changes in fair market values, a downgrade of a security or the restructuring of an asset by a person other than the Cedant or its Affiliates. If this General Account Modco Account Investment Guidelines Schedule is passively violated, sales will not be required to bring the General Account Modco Account back into compliance. Purchases, however, cannot be made that cause the General Account Modco Account to further violate this General Account Modco Account Investment Guidelines Schedule. The Cedant shall report the passive violation to the Reinsurer no later than five (5) Business Days after identification of the violation. The Cedant will correct the violation within ninety (90) calendar days of such violation or receive approval from the Reinsurer to allow an existing violation to remain for a certain period of time that is greater than ninety (90) calendar days, or indefinitely.

Violations (active) may also result from actions on the part of the Cedant. Upon identification of an active violation of this General Account Modco Account Investment Guidelines Schedule, the Cedant will notify the Reinsurer no later than two (2) Business Days following identification of the violation. The Cedant will correct the violation within five (5) Business Days of such violation or receive approval from the Reinsurer to allow an existing violation to remain uncured for a certain period of time that is greater than five (5) Business Days.

Annex A

Emerging Markets Debt: Fixed Income securities, sovereigns and corporates bonds only,

issued by one of the following countries of incorporation:

Region	Country of Incorporation	Region	Country of Incorporation
ASIA	China	LATIN AMERICA	Argentina
	Hong Kong		Belize
	India		Bolivia
	Indonesia		Brazil
	Malaysia		Chile
	Mongolia		Colombia
	Pakistan		Costa Rica
	Philippines		Dominican Republic
	Singapore		Ecuador
	South Korea		El Salvador
	Sri Lanka		Guatemala
	Taiwan		Honduras
	Thailand		Jamaica
	Vietnam		Mexico
CEEMEA	Albania		Panama
	Angola		Paraguay
	Armenia		Peru
	Azerbaijan		Trinidad And Tobago
	Bahrain		Uruguay
	Belarus		Venezuela
Cote D’Ivoire
Croatia
Czech Republic
Egypt
Gabon
Georgia
Ghana
Greece
Hungary
Iraq
Israel
Jordan

Kazakhstan
Kenya
Latvia
Lebanon
Lithuania
Macedonia
Montenegro
Morocco
Mozambique
Namibia
Nigeria
Poland
Qatar
Romania
Russian Federation
Saudi Arabia
Senegal
Serbia
Slovakia
Slovenia
South Africa
Tanzania
Tunisia
Turkey
Uganda
Ukraine
United Arab Emirates
Zambia

SCHEDULE 2.5

Non-Guaranteed Elements Guidelines

The Cedant will establish all Non-Guaranteed Elements with respect to the Reinsured Policies.

1.	Crediting rates (General Account Modco Account only) – The Cedant shall establish crediting rates for the Reinsured Policies that reflect the emerging experience of the supporting assets and be reset only in accordance with the provisions of Appendix I hereto. The Cedant shall provide to the Reinsurer a credited rate interest memo for the Reinsured Policies calculated in accordance with Appendix I on a monthly basis. From time to time, the Cedant may elect to pay credited interest in excess of what is produced by the formula and assumptions in such credited interest rate memo, in which case the Cedant shall compensate the Reinsurer for the extra interest being credited.

2.	Cost-of-insurance (COI), mortality charges and face amount charges –

COI, mortality charges and face amount charges are used interchangeably in this Section 2.

Key aspects:

COI repricings should continue to be based on “the Swiss Re treaties pooled mortality experience of the reinsured products, for the VL mortality experience” (which shall mean with respect to the MM VL Policies and BST VL Policies, each as defined in the Master Agreement, combined (the “Combined VL Reinsured Policies”)) and shall be reviewed for the Combined VL Reinsured Policies every five years, except as otherwise set forth in the succeeding paragraph or as otherwise mutually agreed upon by the Reinsurer and the Cedant. The expected mortality tables to be used for the period from and including the Effective Time through December 31, 2021 (unless the period is extended or the parties agree to review earlier) shall be the Swiss Re mortality assumption provided at inception for the block of Reinsured Policies, delivered in accordance with Schedule 6.5(b). These expected mortality tables shall continue to apply in each subsequent period. Three months after the close of each successive five year period (unless the period is extended or the parties agree to review earlier) the actual to expected mortality ratio for the Combined VL Reinsured Policies (“A/E”) shall be calculated by the Cedant and reported to the Reinsurer. If such calculation shows that the A/E for a given block is above [*]%, then the Reinsurer’s reasonable recommendation as to the COIs on such block will be implemented by the Cedant so long as the Reinsurer is able to demonstrate that such recommendation is based upon its reasonable assessment of the future mortality expectations of the block of Reinsured Policies, and in no event shall the Reinsurer recommend COIs any higher than the A/E from the close of the most recent review period. For purposes of further clarity, the A/E must be greater than [*]% in order for the Reinsurer’s recommended increase of COIs to be implemented by the Cedant, unless otherwise mutually agreed upon by the parties.

Because of the relatively small size of the block, the Combined VL Reinsured Policies have less credible mortality and wider volatility, so a minimum of [*] deaths for a given experience category will be necessary over the observation period to change the COIs. To accomplish this, the observation period will be cumulative so that, for example, 10 years from the effective dates the observation period will look back at the last 10 years to project expected future mortality.

If A/E for any block calculated by the Cedant during the periods described above is less than [*]%, then the [*]% of the excess amount of favorable mortality (which is equal to ([*]) can be applied to a COI reduction by the Cedant, and if the Cedant desires to increase the amount of the reduction above such result they may do so but the Cedant must reimburse the Reinsurer for the additional decrease. The Cedant may only reduce such COIs in the event it is able to demonstrate to the Reinsurer that its assessment of the future mortality expectations is the basis of the decrease. The A/E in question must be less than [*]% for the Cedant to be able to decrease the COIs, unless otherwise mutually agreed upon by the parties. As above, [*] or more deaths are required for credibility.

If the Cedant wishes to restrict any reasonable COI increase recommendation of the Reinsurer, or decrease the COIs by more than prescribed above, then the Cedant shall have the option of making the Reinsurer whole with respect to the full recommended increase or the above formula decrease by either (a) paying the Reinsurer a one-time make whole payment calculated on a present value basis (discounted at the [*]) and utilizing the AXIS model as updated by the Reinsurer’s periodic reporting or (b) paying monthly ongoing adjustments.

If agreement between the two parties with respect to the reasonableness of the recommendation or the underlying demonstration cannot be reached, the two parties will mutually agree on an outside third party to approve the use of the demonstration and provide the final COI recommendation, which COI recommendation will be binding on the parties for all purposes hereunder.

3.	All other non-guaranteed charges – (generally known as expense charges) (e.g., policy fees, premium loads, per-thousand charges). The Expense Allowances are intended to cover expenses and taxes of the Cedant for the Reinsured Policies. To the extent the Cedant desires to increase the Expense Allowances to cover increases in unit expenses and/or new taxes, so long as any such increase is charged through the Reinsured Policies and able to be collected by a deduction to the Account Values of the Reinsured Policies the Reinsurer shall make a corresponding increase in Expense Allowances. Given that the Reinsurer has a reasonable concern that increase in such charges could lead to higher lapses and lower profits of the Reinsured Policies, the Cedant must demonstrate that such increase would be considered in line with expected expenses. If the Cedant is able to so support the increase and any such increase is capped at [*], the Reinsurer shall agree to a corresponding increase of the Expense Allowances. To the extent that the Cedant experiences lower expenses and elects to reduce expense charges on the Reinsured Policies, the Reinsurer may make a corresponding reduction in the Expense Allowance. The decision to lower expense charges is at the sole discretion of the Cedant.

4.	General –

If the Non-Guaranteed Elements with respect to the Reinsured Policies are managed in accordance with the provisions of this Schedule 2.5 and the Cedant determines that participating policies (VULII) may be dividend eligible, then, before such participating policies are eligible for dividends, the Cedant will utilize a COI reduction to effect the return to applicable policy holders. If (1)(a) such COI reduction has not occurred within the parameters of this Schedule 2.5 and (b) the mortality experience of the pooled group (utilized for determining future mortality expectations) is 20% better (or 10% better after 10 years of experience) than the mortality experience for the Combined VL Reinsured Policies, or (2) the mortality experience for the Combined VL Reinsured Policies is worse than expected by 10% or more after 10 or more years of experience, then the Cedant will reduce the COIs and the provisions in Section 2 of this Schedule 2.5 with respect to the reimbursement of the Reinsurer for additional decreases shall apply.

Once again, if agreement between the two parties as to the reasonableness of the recommendation with respect to the methodology for establishing the current non-guaranteed charges described above cannot be reached, the two parties will mutually agree on an outside third party to approve the non-guaranteed charges calculation and provide the final change recommendation using the methodologies described in this section as the basis for the final recommendation.

All recommendations of either party should comply with contractual terms and Applicable Law.

Appendix I

Crediting Rates (General Account Modco Account Only)

As used in this Appendix I, Reinsured Policies refers to Reinsured Policies with respect to the General Account Modco Account only.

The credited interest rate shall be subject to the guaranteed minimum credited rates of the Reinsured Policies and shall be rounded to the nearest [*]%. More specifically, the credited interest rate proposed shall be determined in accordance with the following:

Interest credited rate proposed = Greater of: X and Y, where:

X means [*];

Y means [*]; where:

[*]

As indicated above, this credited interest rate memo shall be calculated monthly by the Cedant and reported to the Reinsurer and applies only to the portion of the Reinsured Policies excluding any policy loan amount. As to the policy loan portion of any Reinsured Policies, credited interest rates thereon shall be determined based on the terms of such Reinsured Policies subject to individual reinsured policy terms. For the avoidance of doubt, this credited interest rate formulation is to be used in concert with the setting of crediting rates on the Reinsured Policies.

SCHEDULE 5.1

Expense Allowance

Administrative Allowance of $[*] per policy per annum, which amount shall be adjusted on January 1 of each year, starting on January 1, 2018 by an inflationary factor equal to [*] as of such date (which, for the avoidance of doubt, is calculated by reference to the preceding calendar year).

Premium Taxes & Renewal Commission Allowance of [*]% per annum of direct premiums as shown in monthly settlement statement, as well as [*] basis points per annum on the Account Value of the Reinsured Policies.

SCHEDULE 6.1(a)

Reserve Interest Rate Adjustment Formula

The associated formula for determining the reserve interest rate adjustment must use a formula which reflects the Cedant’s investment earnings on the General Account Assets (excluding policy loans) and incorporates all realized and unrealized gains and losses reflected in the statutory statement.

The following is the formula:1

II(GA) * GA

Where: GA	is the aggregate book value of the General Account Assets excluding outstanding policy loans

II (GA) is

I	is the net investment income

CG	is capital gains less capital losses

[*]

X	is the current year cash and invested assets plus investment income due and accrued less borrowed money

Y	is the same as X but for the prior year

[1]	Note to Draft: To be based on Cedant’s reporting with respect to the General Account Modco Account.

SCHEDULE 6.1(c)

Net Settlement Statement

Ongoing Net Settlements for VL Modified Coinsurance

    * For Illustrative Purposes Only*

Summary of Operations

A	Renewal Premium (a-b)

   a.    Direct collected

   b.    YRT Deemed

B	Mod-co Fund Adjustment (a+b)

   a)    Mod-co Reserve Adjustment (1 - 2)

          1.    General Acct Investment Income (i + ii)

                      i.     Interest Income on Portfolio Assets (per calculation in schedule 6.1 - MRA)

                      ii.    Interest Income on Policy Loans

              2.    Change in General Acct Change in Reserve (i - ii + iii)

                     i.     Change in Gross General Acct Reserve excl Policy Loans (bb - aa)

                            aa.    BOP Period Balance

                            bb.    EOP Period Balance

                     ii.    Change in YRT Deemed Ceded General Acct Reserve (bb - aa)*

                             aa.    BOP Period Balance

                             bb.    EOP Period Balance

                             *shown as a positive amount

                     iii.     Change in Principal Balance of Policy Loans (bb - aa)

                               aa.    BOP Period Balance

                               bb.    EOP Period Balance

   b)    Net Transfer To / From Separate Acct (1 + 2)

               1.  Separate Acct Cashflows (i - ii - iii - iv)*

                    i.     Premiums due to the Separate Acct

                    ii.    Reserves released on death

                    iii.   Reserves released on surrender

                    iv.    Fund Exchange**

               2.  Separate Acct Charges (i + ii)***

                    i.     M&E Fees

                    ii.    Policy Admin Charges

* - All amounts shown as positive figures, except fund exchange, positive represents movement out of S/A and negative represents movement to S/A

** - Policyholder allocations between Separate Acct fund options and general account GPA

*** - Excludes Revenue Share from Mutual Fund Companies (12b-1, Sub-TA)

C         Total Inflows: (A + B )

D        Renewal Expense Allowance: (a + b)

a.    Renewal Expense Allowance

(per policy charge w/ annual inflation equal [*])

                    number of policies

b.    Premium Tax & Renewal Commissions

(X% of Direct Premium & X% of Account Value)

                    account value

      Charges per schedule 5.1

E        Surrender Benefits

F        Paid Death Benefits (a - b)

  a.    Direct Claim

  b.    YRT Deemed

G        Interest on Paid Claims (a - b)

  a.    Direct Interest on Paid Claim

  b.    YRT Deemed Interest on Paid Claims

H        Total Outflows: (D + E + F + G)

I          Pre-Interest Settlement amount (C - H):

J          Interest Due

              formula per section 6.2 part d

K        Net Settlement Amount: (I + J)

SCHEDULE 6.5(a)

Reinsurer’s Reports

1.	The Cedant shall provide the following to the Reinsurer on a quarterly basis:

(a)	the Cedant’s unaudited financial statements prepared in accordance with SAP;

(b)	in-force and transaction files in a format to be agreed by the Cedant and the Reinsurer together with such other information as the Reinsurer may reasonably request.

(c)	US Statutory reserves, US GAAP reserves, and best estimate cash flows with assumptions provided by Reinsurer;

(d)	projected account value on interest sensitive products; and

(e)	a report summarizing results and analysis of Stat and GAAP actuarial balance amount movements.

2.	The Cedant shall provide the following to the Reinsurer on an annual basis:

(a)	audited financial statements prepared in accordance with SAP;

(b)	modeled sensitivities using assumptions provided by Reinsurer;

(c)	a certification by the appointed actuary of the Cedant to the effect that the Cedant has calculated the Statutory Reserves for such annual period in accordance with the terms of this Agreement;

(d)	Tax Reserves Summary; and

(e)	U.S. statutory reserves X-factors.

3.

All information under this Schedule 6.5(a) shall be provided by no later than thirty (30) calendar days after the last calendar day of each applicable Monthly Accounting Period where such information is required to be provided on a quarterly basis and shall be provided by no later than thirty (30) calendar days after the last calendar day of the last Monthly Accounting Period of the applicable annual period where such information is required to be provided on an annual basis; provided, that:

(a)	for the 4th quarter, the information in item 1(a) shall be provided within sixty (60) calendar days after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(b)	the information in item 2(a) shall be provided within one hundred and fifty (150) calendar days after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(c)	the information in item 2(d) to be provided within seventy-five (75) calendar days after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(d)	the information in item 2(c) shall be provided within forty-five (45) calendar days after the last calendar day of the ninth Monthly Accounting Period of the calendar year;

(e)	the information in items 1(d) and 1(e) shall be provided within sixty (60) calendar days after the last calendar day of the Monthly Accounting Period of the applicable annual period; and

(f)	the information in item 2(b) shall be provided within ninety (90) calendar days after the last calendar day of the last Monthly Accounting Period of the applicable annual period.

4.	A copy of Exhibit 5 for the Reinsured Policies, from the Cedant’s Annual Statutory Report for the year ended December 31, 2016, required for the Reinsurer to complete its own annual returns.

SCHEDULE 6.5(b)

Cedant’s Reports

1.	The Reinsurer shall provide the following to the Cedant on a quarterly basis on the first calendar day of the quarter:

(a)	assumptions to be used for US GAAP and provision for adverse development with assumptions; and

(b)	assumptions for modeled cash flow projections for the anticipated future performance of the Reinsured Policies.

2.	The Reinsurer shall provide the following to the Cedant on an annual basis on the last calendar day of the third quarter:

(a)	sensitivities to be performed and any assumptions to be used.

Appendix II – Recapture Payment Calculation Formula

Recapture Payment is equal to [*] utilizing the following assumptions:

[*]

[*]

[*]

[*]

[*].